Exhibit 99.1

221 East Hickory Street Mankato, Minnesota 56001

	Contact:	David Christensen
CFO
For Immediate Release		HickoryTech
507-387-3355

Elin Raymond
The Sage Group
612-321-9897

HickoryTech Reports Solid Fourth Quarter and Full Year 2005 Results

Second Consecutive Quarter of Net Income Improvement

MANKATO, Minn., Feb. 27, 2006—HickoryTech Corporation (Nasdaq: HTCO) today reported financial results for its fourth quarter ended Dec. 31, 2005.

•                  Net income of $1.85 million, a 40.4 percent increase for the fourth quarter compared with the same period a year ago.

•                  Diluted earnings per share from continuing operations were 14 cents per share for the quarter, up 40 percent when compared to the fourth quarter of 2004.

•                  Total revenues were $21.8 million, a 4.2 percent reduction compared to the fourth quarter of 2004.

•                  Costs decreased $1.6 million, an 8.4 percent reduction compared to the fourth quarter of 2004. Costs for the year increased 1.8 percent due to higher revenues.

•                  The acquisition of Enventis Telecom was completed on Dec. 30, 2005. Operating results for Enventis were not material for one day of 2005, however, the preliminary purchase price allocation is included in HickoryTech’s balance sheet.

•                  Debt, which has been reduced by over $63 million since the beginning of 2003, was increased for the $38.6 million purchase price of Enventis, as well as for other working capital needs of Enventis.

Results for the Fourth Quarter 2005

HickoryTech reported $1.79 million in income from continuing operations in the fourth quarter of 2005, a 35.7 percent increase over the same period in 2004. Earnings per share from continuing operations were 14 cents per share for the quarter, up 40 percent when compared to the fourth quarter of 2004. When combined with $63,000 of income from discontinued operations, net income for the fourth quarter of 2005 was $1.85 million, or 14 cents per diluted share.

Total revenues were $21.8 million for the fourth quarter of 2005, compared to $22.8 million for the same period in 2004. Approximately half of the decline was from the Telecom Sector, and half of the decline was

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attributable to the Enterprise Solutions Sector. Costs and expenses totaled $17.8 million for the fourth quarter of 2005, an 8.4 percent decrease from $19.4 million for the same period in 2004.

“The improvement in net income for the quarter is encouraging,” John Duffy, HickoryTech’s president and chief executive officer, said. “Our Enterprise Solutions Sector produced a 25 percent increase in annual revenues even though their fourth quarter revenue was below last year’s fourth quarter. Our Telecom Sector had strong results in overall broadband revenues, but not enough to offset the expected decline in network access revenue. HickoryTech is striving to drive revenue growth and to manage our costs, while balancing sound investments in systems and resources to effectively implement our strategic plan. We are also anticipating and adjusting to the changing forces in our industry.”

Results for the 12 months ended Dec. 31, 2005

Total revenues of $92.5 million for the 12 months ended Dec. 31, 2005 were 2.2 percent higher than for the year 2004. Costs and expenses of $74.4 million for the year 2005 were 1.8 percent higher than for the same period in 2004. Net income of $8.5 million, or 65 cents per share, for the 12 months ended Dec. 31, 2005 was 12.4 percent higher than the same period in 2004. For 2005, diluted earnings per share from continuing operations were 64 cents per share, up 8.5 percent when compared to 2004.

“We are pleased to deliver a year of positive net income, balanced with strategic investments in our own operations for the future,” said John Duffy. “Another noteworthy achievement and building block for our future was the Enventis acquisition.”

Telecom Sector

In the fourth quarter of 2005, the Telecom Sector continued the trends of the 2005 third quarter.

Key Telecom metrics for the 2005 fourth quarter were as follows:

•                  Telecom revenues were $18.4 million, versus $18.9 million a year ago.

•                  Broadband initiatives consisting of data and Digital TV revenues were $1.6 million versus $1.4 million in the fourth quarter of last year, a 17.9 percent increase.

•                  Network access revenues were $7.7 million, compared to $8.4 million in the same quarter last year.

•                  Total DSL lines rose to 13,022, versus 10,430 for 2004, an increase of 24.9 percent compared to 2004.

•                  Total Digital TV customers increased to 2,766, up 42.5 percent over 1,941 customers a year ago.

Enterprise Solutions Sector

The Enterprise Solutions Sector had a 25 percent increase in revenues for the full year of 2005. Fourth quarter 2005 revenue was $2.8 million, a 16 percent decline from $3.4 million for the same period last year. For the year ended Dec. 31, revenue rose strongly to $14.6 million from $11.7 million in 2004. “Enterprise Solutions had a very successful year, including a key IP Telephony system installation at Minnesota State University, Mankato and South Central College,” said John Duffy. “We are well positioned in our business market and provide innovative IP Telephony solutions supported by excellent service after the sale.”

Enventis Telecom Acquisition Closed

On Dec. 30, 2005, HickoryTech completed its acquisition of Enventis Telecom. The acquisition agreement was signed on Nov. 9, 2005. Operating results for Enventis were not material for the one day of 2005 and are not included in the consolidated statement of operations. The HickoryTech balance sheet includes the Enventis acquired balance sheet and preliminary purchase price allocation at Dec. 31, 2005. Total HickoryTech debt was increased late in the quarter and on Dec. 31, 2005 was $142.8 million including the $38 million in acquisition financing and $9 million in temporary transition working capital associated with the Enventis transaction. As a result, interest expense rose for the fourth quarter of 2005 and is expected to increase further in 2006.

Next Steps

“HickoryTech has adapted to changes in our industry, we’re following through with our strategic plan, and together with Enventis we’ll continue to provide excellent service to our customers,” Duffy said. “Our goal is to balance the needs of all our stakeholders and strive for consistent and steady growth.”

Further information on the fourth quarter results, as well as additional guidance regarding management’s outlook, will be given during the company’s quarterly conference call and Webcast with investors at 8:00 a.m. Central Standard Time on Feb. 28, 2006. Investors can access the Webcast through a link on HickoryTech’s Investor Relations page at www.HickoryTech.com.

About HickoryTech

About HickoryTech Corporation: HickoryTech Corporation is a diversified communications company headquartered in Mankato, Minn., with approximately 475 employees in Minnesota and Iowa. In its 109th year of operation, HickoryTech offers a full array of telecommunications products and services to business and residential customers. The Telecom Sector offers local voice, long distance, Internet, Broadband services, Digital TV, and IP networking. The Enterprise Solutions Sector provides IP Telephony, call center management, and data network solutions. Enventis Telecom provides IP-based voice and data services and network solutions on a state wide SONET-based network. The Information Solutions Sector develops telecom and carrier access billing solutions. To learn more about HickoryTech Corporation, visit the company’s Web site at www.HickoryTech.com.

Certain statements included in this press release that are not historical facts are “forward-looking statements.” Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management’s beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

Consolidated Statement of Operations

(unaudited)

	For Three Months Ended December 31		For Year Ended December 31
(Dollars in Thousands)	2005	2004	2005	2004
Revenues:
Telecom Sector	$18,386	$18,906	$75,400	$76,097
Information Solutions Sector	601	491	2,522	2,710
Enterprise Solutions Sector	2,845	3,390	14,590	11,708
Enventis	—	—	—	—
Total Revenues	21,832	22,787	92,512	90,515

Costs and Expenses:
Cost of Sales, Enterprise Solutions	2,070	2,551	10,329	8,211
Cost of Services, excluding Depreciation and Amortization	8,559	8,768	33,255	33,625
Selling, General and Administrative Expenses, excluding Depreciation and Amortization	3,657	3,951	15,266	14,723
Depreciation	3,473	3,920	15,061	15,589
Amortization of Intangibles	26	236	493	946
Total Costs and Expenses	17,785	19,426	74,404	73,094

Operating Income	4,047	3,361	18,108	17,421

Interest and Other Income	22	17	97	61
Interest Expense	(1,235)	(1,165)	(4,363)	(4,613)

Income Before Income Taxes	2,834	2,213	13,842	12,869
Income Tax Provision	1,046	895	5,499	5,205

Income from Continuing Operations	1,788	1,318	8,343	7,664

Discontinued Operations
Income/(Loss) From Operations of Discontinued Component	101	—	308	(125)
Income Tax Provision/(Benefit)	38	—	122	(51)
Income/(Loss) from Discontinued Operations	63	—	186	(74)

Net Income	$1,851	$1,318	$8,529	$7,590

(Not in thousands)

Basic Earnings Per Share - Continuing Operations:	$0.14	$0.10	$0.64	$0.59
Basic Earnings/(Loss) Per Share - Discontinued Operations:	—	—	0.01	(0.01)
	$0.14	$0.10	$0.65	$0.58
Dividends Per Share	$0.12	$0.11	$0.48	$0.44
Basic Weighted Average Common Shares Outstanding	13,114,692	13,037,835	13,083,252	12,993,280

Diluted Earnings Per Share - Continuing Operations:	$0.14	$0.10	$0.64	$0.59
Diluted Earnings/(Loss) Per Share - Discontinued Operations:	—	—	0.01	(0.01)
	$0.14	$0.10	$0.65	$0.58

Diluted Weighted Average Common and Equivalent Shares Outstanding	13,123,685	13,068,330	13,097,417	13,025,637

Consolidated Balance Sheet

(unaudited)

(Dollars in Thousands)

	2005	2004
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$601	$257
Receivables, Net of Allowance for Doubtful Accounts of $334 and $1,256	19,867	9,892
Income Taxes Receivable	—	204
Costs in Excess of Billings on Contracts	462	927
Inventories	4,577	3,182
Deferred Income Taxes	300	1,430
Prepaid Expenses	5,066	1,185
Other	1,155	1,214
TOTAL CURRENT ASSETS	32,028	18,291
INVESTMENTS	3,407	4,371
PROPERTY, PLANT AND EQUIPMENT	290,499	246,341
LESS ACCUMULATED DEPRECIATION	141,157	131,649
PROPERTY, PLANT AND EQUIPMENT, NET	149,342	114,692
OTHER ASSETS:
Goodwill	27,109	25,086
Intangible Assets, Net	4,312	387
Financial Derivative Instrument	3,429	2,501
Deferred Costs and Other	3,640	3,209
TOTAL OTHER ASSETS	38,490	31,183
TOTAL ASSETS	$223,267	$168,537
LIABILITIES & SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Cash Overdraft	$514	$1,680
Accounts Payable	5,224	4,065
Accrued Expenses	6,809	3,202
Accrued Interest	—	76
Accrued Taxes	4,765	—
Billings in Excess of Costs on Contracts	283	260
Advanced Billings and Deposits	4,577	2,898
Current Maturities of Long-Term Obligations	1,778	5,323
TOTAL CURRENT LIABILITIES	23,950	17,504
LONG-TERM OBLIGATIONS, Net of Current Maturities	140,980	97,661
DEFERRED INCOME TAXES	15,346	15,270
DEFERRED REVENUE AND EMPLOYEE BENEFITS	7,982	6,557
TOTAL LIABILITIES	188,258	136,992
COMMITMENTS AND CONTINGENCIES SHAREHOLDERS’ EQUITY:
Common Stock, no par value, $.10 stated value Shares authorized: 100,000,000 Shares issued and outstanding: 2005, 13,124,928; 2004, 13,057,106	1,312	1,306
Additional Paid-In Capital	9,262	8,615
Retained Earnings	22,371	20,119
Accumulated Other Comprehensive Income	2,064	1,505
TOTAL SHAREHOLDERS’ EQUITY	35,009	31,545
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$223,267	$168,537

Telecom Sector Recap – Continuing Operations

(unaudited)

	For Three Months Ended December 31		For Twelve Months Ended December 31
(Dollars in Thousands)	2005	2004	2005	2004
ILEC
Revenues
Local Service	$3,764	$3,835	$14,962	$15,231
Network Access	7,224	8,053	31,399	33,064
Data	618	559	2,384	2,152
Intersegment	51	69	205	275
Other	1,618	1,769	6,580	6,747
Total Revenues	$13,275	$14,285	$55,530	$57,469

Key Metrics
Access Lines	55,625	60,472
DSL Customers	8,964	7,074

CLEC
Revenues
Local Service	$900	$891	$3,558	$3,657
Network Access	499	381	1,985	2,334
Long Distance	1,216	1,161	4,821	4,660
Internet	1,114	1,030	4,361	4,030
Data	689	615	2,584	1,916
Digital TV	293	183	979	554
Other	451	429	1,787	1,752
Total Revenues	$5,162	$4,690	$20,075	$18,903

Key Metrics
Access Lines
Overbuild	11,325	10,417
Unbundled Network Element (UNE)	1,595	1,726
Total Service Resale (TSR)	1,545	1,943
Total	14,465	14,086
Long Distance Customers	40,321	43,702
Internet Customers	18,396	17,191
DSL Customers	4,058	3,356
Digital TV Customers	2,766	1,941

Total Continuing Telecom Sector
Revenues	$18,437	$18,975	$75,605	$76,372
Cost of Services, excluding Depreciation and Amortization	7,673	7,507	30,062	29,723
Selling, General and Administrative Expenses, excluding Depreciation and Amortization	2,712	2,724	11,052	10,388
Depreciation and Amortization	3,132	3,479	13,355	13,752
Operating Income	$4,920	$5,265	$21,136	$22,509

Income from Continuing Operations	$3,092	$3,086	$12,746	$13,352

Other - Continuing Operations
Capital Expenditures	$8,248	$7,014	$16,901	$16,100
Customers	128,807	135,451
DSL Customers	13,022	10,430
Digital TV Customers	2,766	1,941

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